EXHIBIT 21.1

SUBSIDIARIES OF STEWART & STEVENSON SERVICES, INC.

In accordance with Item 601(b)(21) of Regulation S-K, the following list sets forth the name of certain subsidiaries of the Company. Each such name is also the name under which such subsidiary does business:

DOMESTIC SUBSIDIARIES

C. Jim Stewart & Stevenson, Inc.

Extended Reach Logistics, Inc.

S&S Trust

Sierra Detroit Diesel Allison, Inc.

Stewart & Stevenson FMTV International, Inc.

Stewart & Stevenson TVS, Inc.

Stewart & Stevenson Vehicle Services, Inc.

TVS Holdings, Inc.

DOMESTIC LP and LLC

Stewart & Stevenson Tactical Vehicle Systems, LP

TVS Holdings, LLC

FOREIGN SUBSIDIARIES

Automotive Technik (Holdings) Limited

Automotive Technik Engineering Limited

Automotive Technik Fabrications Limited

Automotive Technik Limited

Automotive Technik New Zealand Limited

Stewart & Stevenson TVS UK Ltd.